Exhibit (i)(15)

August 10, 2021

SunAmerica Series Trust

21650 Oxnard Street

Woodland Hills, California 91367

RE:	SA Wellington Capital Appreciation Portfolio, SA Wellington Government and Quality Bond Portfolio and SA Wellington Strategic Multi-Asset Portfolio

Ladies and Gentlemen:

We have acted as special Massachusetts counsel to SunAmerica Series Trust, a Massachusetts business trust (the “Trust”) on behalf of its series, SA Wellington Capital Appreciation Portfolio, SA Wellington Government and Quality Bond Portfolio and SA Wellington Strategic Multi-Asset Portfolio (each, a “Fund” and collectively, the “Funds”), in connection with the Trust’s Post-Effective Amendment to its Registration Statement on Form N-1A to be filed with the Securities and Exchange Commission (the “Commission”) on or about August 10, 2021 (as proposed to be amended, the “Registration Statement”) with respect to the Class 1, Class 2 and Class 3 shares of beneficial interest of SA Wellington Capital Appreciation Portfolio and SA Wellington Government and Quality Bond Portfolio and the Class 1 and Class 3 shares of beneficial interest of SA Wellington Strategic Multi-Asset Portfolio (collectively, the “Shares”). You have requested that we deliver this opinion to you in connection with the Trust’s filing of the Registration Statement.

In connection with the furnishing of this opinion, we have examined the following documents:

(a)      a certificate dated as of a recent date of the Secretary of the Commonwealth of Massachusetts as to the existence of the Trust;

(b)      a copy of the Trust’s Amended and Restated Declaration of Trust, dated December 1, 2016, as filed with the office of the Secretary of the Commonwealth of Massachusetts on December 8, 2016 (the “Declaration”);

(c)      a copy of the Trust’s Amended and Restated Designation of Series, as filed with the Secretary of the Commonwealth of Massachusetts on May 25, 2021 and a copy of the Trust’s Designation of Classes, as attached as Schedule B to the Declaration (collectively, the “Designations”);

SunAmerica Series Trust

August 10, 2021

(d)      a certificate of an Assistant Secretary of the Trust, certifying as to the Trust’s Declaration, Designations, By-Laws as currently in effect (the “By-Laws”), and the resolutions adopted by the Trust’s Board of Trustees at a meeting held on May 12, 2021, approving the issuance of the Shares (the “Resolutions”); and

(e)       a printer’s proof of the Registration Statement received on August 6, 2021.

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, including conformed copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have also assumed for the purposes of this opinion that (i) the Registration Statement, as filed with the Commission, will be in substantially the form of the draft referred to in subparagraph (e) above; (ii) the Declaration, the Designations, the By-Laws, and the Resolutions will not have been amended, modified or withdrawn with respect to matters relating to the Shares and will be in full force and effect on the date of issuance of such Shares; and (iii) there will not have been any changes in applicable law or any other facts or circumstances relating to the Shares as of the date of the issuance of such Shares.

This opinion is based entirely on our review of the documents listed above and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

This opinion is limited solely to the internal substantive laws of the Commonwealth of Massachusetts as applied by courts located in such Commonwealth, except that we express no opinion as to any Massachusetts securities law. No opinion is given herein as to the choice of law which any tribunal may apply. In addition, to the extent that the Trust’s Declaration or By-Laws refer to, incorporate or require compliance with the Investment Company Act of 1940, as amended, or any other law or regulation applicable to the Funds, except for the internal substantive laws of the Commonwealth of Massachusetts, as aforesaid, we have assumed compliance with such reference, incorporation or requirement by the Funds.

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing, please be advised that it is our opinion that the Shares, when issued and sold in accordance with the Resolutions and for the consideration described in the Registration Statement, will be validly issued, fully paid and nonassessable, except that, as described in the Registration Statement, shareholders of the Trust may under certain circumstances be held personally liable for its obligations.

SunAmerica Series Trust

August 10, 2021

This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In rendering this opinion and giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP
MORGAN, LEWIS & BOCKIUS LLP